NYSE MKT Equities Exchange Symbol - UEC

Uranium Energy Corp Announces Final Dismissal of Previously Disclosed Lawsuit

September 29, 2016, Corpus Christi, Texas - Uranium Energy Corp (NYSE MKT: UEC, the "Company" or "UEC") is pleased to report that the United States District Court for the Southern District of Texas has entered a final judgment in favor of UEC, dismissing the previously disclosed securities class action lawsuit against the Company. The Court dismissed the action in its entirety with prejudice to the plaintiffs. The Company further announces that on September 26, 2016, the United States Court of Appeals dismissed the plaintiffs' appeal of the decision following the plaintiffs' request for voluntary dismissal. As a result, the judgment in favor of the Company is now final. No settlement payments or any other consideration was paid by the Company to the plaintiffs in connection with the lawsuit's dismissal.

About Uranium Energy Corp

Uranium Energy Corp is a U.S.-based uranium mining and exploration company. The Company's fully-licensed Hobson processing plant is central to all of its projects in South Texas, including the Palangana in-situ recovery (ISR) mine, the permitted Goliad ISR project and the development-stage Burke Hollow ISR project. Additionally, the Company controls a pipeline of advanced-stage projects in Arizona, Colorado and Paraguay. The Company's operations are managed by professionals with a recognized profile for excellence in their industry, a profile based on many decades of hands-on experience in the key facets of uranium exploration, development and mining.

Contact Uranium Energy Corp Investor Relations at:

Toll Free: (866) 748-1030

Fax: (361) 888-5041

E-mail: info@uraniumenergy.com

Stock Exchange Information:

NYSE MKT: UEC

WKN: AØJDRR

ISN: US916896103

500 North Shoreline, Suite 800N, Corpus Christi, Texas, USA 78401 t (361) 888-8235 f (361) 888-5041 www.uraniumenergy.com NYSE MKT: UEC